As filed with the Securities and Exchange Commission on
January 14, 2010	Registration No.’s 033-61569, 333-00849 and 333-127758

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 033-61569
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-00849
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-127758
UNDER THE SECURITIES ACT OF 1933

Allion Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2962027 (I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105 Melville, NY (Address of Principal Executive Offices)	11747 (Zip Code)
The Care Group, Inc. — 1993 Stock Option Plan, 1995 Stock Option Plan and Employment dated May 15, 1989, with Anthony J. Esposito, Jr.
Allion Healthcare, Inc. — 1998 Stock Option Plan and 2002 Stock Incentive Plan
(Full title of the plan)
Allion Healthcare, Inc.
1660 Walt Whitman Road
Suite 105
Melville, New York 11747
Attn: Michael P. Moran
Tel. No.: (631) 547-6520
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
James S. Rowe
Michael H. Weed
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
(312) 862-2000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements (collectively, the “Registration Statements”) of Allion Healthcare, Inc. (“Allion”):
     Registration Statement on Form S-8 (File No. 033-61569) pertaining to the registration of 273,500 shares of Allion’s common stock, par value $0.001 per share (the “Common Stock”), issuable under The Care Group, Inc.’s 1993 Stock Option Plan.
     Registration Statement on Form S-8 (File No. 333-00849) pertaining to the registration of 342,750 shares of Allion’s Common Stock issuable under The Care Group, Inc.’s 1993 Stock Option Plan, 1995 Stock Option Plan, and Employment Agreement dated May 15, 1989, by and between Anthony J. Esposito, Jr. and the Care Group of New York, Inc.
     Registration Statement on Form S-8 (File No. 333-127758) pertaining to the registration of 2,750,000 shares of Allion’s Common Stock issuable under Allion’s 1998 Stock Option Plan and 2002 Stock Incentive Plan.
     Brickell Bay Merger Corp., a Delaware corporation (“Merger Sub”), Brickell Bay Acquisition Corp., a Delaware corporation (“Parent”), and Allion entered into an agreement and plan of merger (the “Merger Agreement”) dated October 18, 2009, which contemplated, among other things, the merger of Merger Sub with and into Allion (the “Merger”), with Allion continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. The Merger was consummated on January 13, 2010.
     As a result of the consummation of the transactions contemplated by the Merger Agreement, Allion has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Common Stock registered under the Registration Statements, which remained unissued as of the effective time of the Merger.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on January 14, 2010.

ALLION HEALTHCARE, INC.

By: Name:	/s/ Michael P. Moran Michael P. Moran
Title:	Chief Executive Officer
          No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.

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